Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

July 27, 2004

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Elects Peter Maricondo as Board Member

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that its Board of Directors elected Peter Maricondo as a director of the Company, effective immediately, to fill the vacancy caused by such increase. Mr. Maricondo is currently serving as the Vice President and Corporate Controller at NUI Corp. in Bedminster, New Jersey.  Prior to his tenure at NUI Corp., Mr. Maricondo was Vice President/Controller and Chief Accounting Officer at GPU Inc.  Mr. Maricondo holds an MBA degree in Accounting from Seton Hall University and is a Certified Public Accountant.

“Mr. Maricondo’s background in accounting and operations will compliment Unity’s already diverse Board and we are very pleased to have him join the Unity team,” said President, James A. Hughes. “The Board and I are delighted to have Mr. Maricondo assist us in achieving our strategic goals”.

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with $491 million in assets and $429 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.